Exhibit 4.1

EXECUTION COPY

ALBANY MOLECULAR RESEARCH, INC.

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

DATED AS OF May 5, 2016

THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT is dated as of May 5, 2016 (this “Agreement”), by and among Albany Molecular Research, Inc., a Delaware corporation (the “Company”) and Lauro Cinquantasette S.p.A, a company incorporated under the laws of Italy (“Lauro” or “Holder”).

WHEREAS, the Company, Lauro and certain other persons named therein are parties to a Share Purchase Agreement, dated as of the date hereof (as it may be amended from time to time, the “Share Purchase Agreement”), pursuant to which, among other things, the Company intends to purchase and Lauro intends to sell 100% of the capital stock of Prime European Therapeuticals S.p.A. – Euticals (the “Euticals Stock”), a company organized and existing under the laws of Italy, with registered office at Viale Bianca Maria 25, Milano Italy, Italian Tax Code No. 07254610152 (hereinafter, indistinctively “Euticals”) (the “Transaction”);

WHEREAS, as partial consideration for Lauro’s sale of the Euticals Stock pursuant to the Share Purchase Agreement, the Company intends to issue and sell to Lauro pursuant to the terms of the Share Purchase Agreement and that certain Subscription Agreement, dated as of the date hereof (as it may be amended from time to time, the “Subscription Agreement”), a number of shares of common stock, par value $0.01 per share, of the Company as provided for in Section 2 of the Subscription Agreement (“Consideration Shares”); and

WHEREAS, in connection with the Transaction, the Company and Lauro desire to establish certain rights, terms and conditions in connection with the Consideration Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01.         Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made; provided, that for purposes of this Agreement, no Participating Holder shall be deemed an Affiliate of the Company or any of its Subsidiaries. For the purpose of this definition, the term “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning assigned in the preamble.

“Automatic Shelf Registration Statement” shall mean an automatic shelf registration statement as defined in Rule 405 on Form S-3.

“Blackout Certificate” shall have the meaning assigned in Section 2.02(a).

“Blackout Period” shall have the meaning assigned in Section 2.02(a).

“Claims” shall have the meaning assigned in Section 2.05(a).

“Closing” shall have the meaning assigned in the Share Purchase Agreement.

“Closing Date” shall have the meaning assigned in the Share Purchase Agreement.

“Common Stock” shall mean shares of common stock, $0.01 par value per share, of the Company.

“Company” shall have the meaning assigned in the preamble.

“Consideration Shares” shall have the meaning assigned in the preamble.

“Demand Notice” shall have the meaning assigned in Section 2.01(e).

“Demand Registration Period” means any period of time after the Closing but before the earlier of (A) the three (3) year anniversary of the Closing or (B) the number of Participating Shares then held by the Participating Holders is less than 5% of the then-outstanding Common Stock of the Company (determined in accordance with Section 4.2 of the Stockholders Agreement in cases where the Participating Holders’ issued and outstanding stock ownership in the Company falls below 5% of the outstanding Common Stock for reasons other than a sale or transfer of Shares by the Participating Holders).

“Demand Registration Statement” shall mean a registration statement on Form S-3 (or any comparable or successor form or forms or any similar short-form registration), or if the Company is not eligible to use Form S-3, a registration statement on Form S-1, in each case for an offering to be made pursuant to Rule 415 under the Securities Act.

“Effective Period” shall have the meaning assigned in Section 2.01(f).

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Excluded Registration” means (i) a registration statement relating to the sale of securities to employees of the Company or a subsidiary of the Company pursuant to a stock option, stock purchase, or similar equity incentive plan; (ii) a registration statement relating to a Rule 145 transaction; or (iii) a registration statement relating to the issuance by the Company of non-convertible debt securities.

“Expense Cap” shall have the meaning assigned in Section 2.04(a).

“Euticals” shall have the meaning assigned in the preamble.

“Euticals Stock” shall have the meaning assigned in the preamble.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Free Writing Prospectus” shall have the meaning assigned in Section 2.03(a)(i).

“Holder” shall have the meaning assigned in the preamble.

“Lauro” shall have the meaning assigned in the preamble.

“Lock-up Period” shall have the meaning assigned in Section 3.01(a).

“NASDAQ” shall mean the NASDAQ Global Market.

“New York Convention” shall have the meaning assigned in Section 4.04(c).

“Participating Holders” shall mean the Holder and/or any Permitted Transferees.

“Participating Shares” shall mean any Registrable Shares, the registered owner of which is a Participating Holder, that is subject of a Registration Statement.

“Person” shall mean any individual, firm, partnership, corporation, trust, joint venture, association, joint stock company, limited liability company, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.

“Permitted Transferee” shall mean a stockholder of Lauro on the date hereof, provided, in each case, that such stockholder agrees to be bound by the terms hereof and the obligations and restrictions contained in the Stockholders Agreement (if not terminated in accordance with its terms), including the voting and standstill provisions thereof, and that such stockholder executes a joinder agreement binding such stockholder to the provisions of this Agreement and the Stockholders Agreement (if not terminated in accordance with its terms).

“Prospectus” shall mean the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A, 430B or 430C promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, relating to Registrable Shares, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“register,” “registered” and “registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration or document pursuant to the Securities Act.

“Registrable Shares” shall mean (i) any outstanding Consideration Shares held by a Participating Holder and (ii) any other shares or securities issued or issuable, directly or indirectly, by the Company with respect to the Consideration Shares by way of conversion or exchange thereof, dividend, stock split or distribution, or in connection with a combination of shares, reclassification, recapitalization, merger, consolidation or other reorganization; provided, that such securities shall cease to be Registrable Shares after they (w) (A) have been replaced by the Company with the delivery of new certificates not bearing a legend restricting transfer under the Securities Act and (B) have been publicly resold (without volume or method of sale restrictions) without registration under the Securities Act, (x) have been distributed to the public pursuant to an offering registered under the Securities Act (including through an exchange or merger registered on Form S-4), (y) have been sold to the public through a broker, dealer or market maker in compliance with Rule 144 or (z) have ceased to be outstanding.

“Registration Statement” shall mean any registration statement of the Company filed with the SEC under the Securities Act which covers any of the Registrable Shares pursuant to the provisions of this Agreement, including any Demand Registration Statement, the Shelf Registration Statement, Prospectus, Free Writing Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Required Information” shall have the meaning assigned in Section 2.03(c).

“Rule 144” shall mean Rule 144 under the Securities Act (or any similar rule then in force).

“Rule 145” shall mean Rule 145 under the Securities Act (or any similar rule then in force).

“Rule 405” shall mean Rule 405 under the Securities Act (or any similar rule then in force).

“SEC” shall mean the Securities and Exchange Commission, or any successor agency having jurisdiction to enforce the Securities Act.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Share Purchase Agreement” shall have the meaning assigned in the recitals.

“Shares” shall mean shares of Common Stock.

“Shelf Registration Statement” shall mean a registration statement on Form S-3 (or any comparable or successor form or forms or any similar short-form registration), or if the Company is not eligible to use Form S-3, a registration statement on Form S-1, in each case constituting a “shelf” registration statement providing for the registration of, and the sale by the Participating Holders on a continuous or delayed basis of, all of the Registrable Shares, pursuant to Rule 415 under the Securities Act.

“Shelf Takedown” shall have the meaning assigned in Section 2.01(b).

“Stockholders Agreement” shall mean the certain Stockholders Agreement by and among the Company, Lauro and certain other parties thereto, dated as of the date hereof.

“Subscription Agreement” shall have the meaning assigned in the recitals.

“Takedown Notice” shall have the meaning assigned in Section 2.01(c).

“Transaction” shall have the meaning assigned in the recitals.

“Underwriter Cutbacks” shall have the meaning assigned in Section 2.01(g).

“WKSI” shall mean a well-known seasoned issuer as defined in Rule 405.

All capitalized terms not otherwise defined in this Agreement shall have the meanings assigned thereto in the Share Purchase Agreement.

Article II

REGISTRATION RIGHTS

Section 2.01.         Registration Rights.

(a)          Shelf Registration Statement. As soon as practicable (and in any event within eighty (80) days) after the Closing Date, the Company shall file the Shelf Registration Statement with the SEC for the resale of all of the Consideration Shares by the Participating Holders, and the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to become effective as promptly as practicable after the filing thereof and in any event prior to the final day of the Lock-Up Period and to maintain the effectiveness of such Shelf Registration Statement in accordance with Section 2.01(f). The Company agrees that it shall use its reasonable best efforts to include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Participating Holders) in order to ensure that the Participating Holders may be added to such Shelf Registration Statement at a later time through the filing of a supplement to the Prospectus rather than a post-effective amendment to the Shelf Registration Statement. The “Plan of Distribution” section of such Shelf Registration Statement shall provide for all permitted means of disposition of Registrable Shares requested in writing to be included therein by Lauro including, if so requested in writing by Lauro, firm commitment underwritten public offerings, agented transactions, sales directly into the market, purchases or sales by brokers and sales or distributions not involving a public offering.

(b)          Shelf Takedowns. Following the Closing and subject to Section 2.02(a) and Article III hereof, the Participating Holders shall be entitled, at any time and from time to time when the Shelf Registration Statement is then effective, to sell such Registrable Shares held by them as are then registered pursuant to such Shelf Registration Statement (each, a “Shelf Takedown”). The number of Shelf Takedowns that the Participating Holders may effect pursuant to this Section 2.01(b) in any twelve (12) month period shall not exceed four (4). Any such Shelf Takedown may be made by and pursuant to any method or combination of methods legally available to the Participating Holders (including an underwritten offering, a direct sale to purchasers, a sale to or through brokers, dealers or agents, a sale over the internet, block sales, derivative transactions with third parties, sales in connection with short sales and other hedging transactions). The Company shall use its commercially reasonable efforts to comply with the applicable provisions of the Securities Act to facilitate the disposition of all Registrable Shares covered by the Shelf Registration Statement in accordance with the intended methods of disposition by the Participating Holders participating in such Shelf Takedown. The Participating Holders selling any Registrable Shares pursuant to a Shelf Takedown shall provide the Company with ten (10) days prior written notice of its intention to undertake a Shelf Takedown. Shelf Takedowns will not be subject to Underwriter Cutbacks; provided, that if a Participating Holder proposes to piggyback on a shelf takedown by the Company under a registration statement other than the Shelf Registration Statement provided for the Participating Holders hereunder, Section 2.01(g) shall apply, including the Underwriter Cutbacks.

(c)          Cooperation with Shelf Takedowns and Filing of Shelf Registration Statement. Upon receipt of written notice by the Participating Holders that they intend to effect a Shelf Takedown (“Takedown Notice”), the Company shall use its reasonable best efforts to cooperate in such Shelf Takedown, by post-effectively amending or supplementing the Prospectus related to such Shelf Registration Statement as may be reasonably requested by the Participating Holders during the Demand Registration Period. From the date of signing of this Agreement and until the earlier of (i) the Closing Date and (ii) the date of termination of or withdrawal from the Share Purchase Agreement in accordance with the terms thereof, the Holder (x) shall, and shall cause each Group Company to, use its reasonable best efforts and (y) shall use its reasonable best efforts to cause the respective senior management and Representatives, in each case of (x) and (y), as far as legally permissible, to provide to the Company such cooperation as is reasonably requested by the Company in connection with the filing of the Shelf Registration Statement, including furnishing the Company such financial, business and other information regarding the Group Companies to the extent necessary to allow the Company to prepare unaudited pro forma financial statements of the Company giving effect to the acquisition of the Group Companies that are in all material respects in compliance with and for the periods required by Article 11 of Regulation S-X under the Securities Act or as may be required in order for the Company to comply with the rules and regulations of the SEC.

(d)          Automatic Shelf Registration Statements. To the extent the Company is or becomes a WKSI at a time when it is obligated to file the Shelf Registration Statement pursuant to this Agreement, the Company shall file an Automatic Shelf Registration Statement in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder, that covers the Registrable Shares (which shall serve as the Shelf Registration Statement contemplated by this Agreement). The Company shall pay the registration fee for all Registrable Shares to be registered pursuant to an Automatic Shelf Registration Statement at the time of filing of the Automatic Shelf Registration Statement and shall not elect to pay any portion of the registration fee on a deferred basis. If at any time following the filing of an Automatic Shelf Registration Statement when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, the Company shall use its reasonable best efforts to (i) post-effectively amend the Automatic Shelf Registration Statement to a shelf registration statement that is not automatically effective or file a new shelf registration statement, in each case to serve as the Shelf Registration Statement contemplated by this Agreement; (ii) have such Registration Statement declared effective by the SEC; and (iii) keep such Registration Statement effective during the period during which such Registration Statement is required to be kept effective in accordance with Section 2.01(f) hereof.

(e)          Demand Registration Statement. If for any reason the Company ceases to be eligible to register the Registrable Shares on the Shelf Registration Statement following the date hereof or the Shelf Registration Statement is not available for resale of the Registrable Shares after the expiration of the Lock-Up Period, subject to the Company’s timely receipt of the Required Information from the Participating Holders as contemplated by Section 2.03(c) and subject to Section 2.02(a) and Article III hereof, (i) at any time during the Demand Registration Period, the Participating Holders owning and proposing to register Registrable Shares representing, in the aggregate, at least $5,000,000 as of such time may by notice (a “Demand Notice”) to the Company request that the Company file a Demand Registration Statement and (ii) upon such request, the Company shall as soon as practicable, and in any event within the later of thirty (30) days after the date such Demand Notice is given by the Participating Holder or ten (10) days after the Participating Holders have provided the Required Information to the Company, file a Demand Registration Statement under the Securities Act covering the Registrable Shares that the Participating Holders request be included in such Registration Statement. The Company shall use its reasonable best efforts to cause such Demand Registration Statement to become effective as soon as practicable and remain effective until all Registrable Shares included in such Registration Statement are sold. A previous participation in any registrations effected by the Company pursuant to Section 2.01(g) will not affect the Participating Holder’s registration rights under clause (i) above; provided that Participating Holders may not make any demand pursuant to clause (i) above if a Registration Statement is in effect for such Participating Holder’s Registrable Shares pursuant to a previous demand under such clause (i). The Company shall not be obligated to effect, or to take any action to effect, any Registration Statement pursuant to this Section 2.01(e) during the period that ends on a date that is ninety (90) days after the effective date of a Company-initiated registration of Common Stock, provided that the Company shall use its reasonable best efforts to cause such Registration Statement to become effective as soon as practicable thereafter.

(f)          Continued Effectiveness. Subject to the applicability of Blackout Periods, the Company shall use its reasonable best efforts to keep (i) the Shelf Registration Statement filed pursuant to this Agreement continuously effective and usable for the resale of the Registrable Shares covered thereby until the earlier of (A) three (3) years from the later of the effective date of such Shelf Registration Statement and the date on which the Lock-Up Period ends and (B) the date on which all of the Registrable Shares covered by such Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement and (ii) any Demand Registration Statement effective for a period of at least six (6) months after the effectiveness thereof or such period during which all Registrable Shares included therein shall have actually been sold (such period, the “Effective Period”); provided, however, that in the event the Company suspends, postpones or delays the filing of a Registration Statement required to be filed pursuant to this Agreement, the Effective Period shall be extended by the duration of each such applicable suspension, postponement or delay.

(g)          Piggyback Registration. After the expiration of the Lock-Up Period, if no Registration Statement is effective and available for resale of the Registrable Shares and the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Participating Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (which, for the avoidance of doubt, shall not include registration statements on Forms S-8 or Forms S-4, or other comparable forms not available for registering Registrable Shares to the public), the Company shall, at such time, promptly give the Participating Holders notice of such registration. Upon the request of a Participating Holder given within twenty (20) days after such notice is given by the Company, the Company shall cause to be registered all of the Registrable Shares that the Participating Holders request to be included in such registration; provided, however, that if the Company is advised in writing in good faith by any managing underwriter of the Company’s securities being offered in a public offering pursuant to such registration statement that the amount to be sold by persons other than the Company is greater than the amount which can be offered without materially adversely affecting the Company’s offering, the Company may (subject to any existing contractual obligations in place prior to this Agreement) reduce the amount offered for the accounts of the selling stockholders (including such holders of Registrable Shares) to a number deemed satisfactory by such managing underwriter; provided further, that any securities to be excluded shall be determined in the following order of priority (subject to any existing contractual obligations in place prior to this Agreement): (i) securities held by any Persons not having any such contractual, incidental registration rights; (ii) securities held by any Persons having contractual, incidental registration rights pursuant to an agreement other than this Agreement and (iii) the Registrable Shares sought to be included under this Agreement by the holders thereof on a prorated basis (the “Underwriter Cutbacks”). If, as a result of the exclusion provisions set forth above, any Participating Holder shall only be permitted to include 75% or fewer of the Registrable Shares in such public offering that such Permitted Holder has requested to be included, such Permitted Holder may elect to withdraw its request to include Registrable Shares in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.01(g) before the effective date of such registration, whether or not any Participating Holder has elected to include Registrable Shares in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.04.

(h)          Priority of Registration. If the Company is advised in writing in good faith by any managing underwriter of the Company’s securities being offered in a public offering pursuant to a Demand Registration Statement hereunder that the amount to be sold is greater than the amount which can be offered without materially adversely affecting the Company’s offering, the Company may reduce the amount offered (including for such holders of Registrable Shares) pursuant to the Underwriter Cutbacks to a number deemed satisfactory by such managing underwriter (subject to any existing contractual obligations in place prior to this Agreement). If, as a result of the exclusion provisions set forth above, any Participating Holder shall only be permitted to include 75% or fewer of the Registrable Shares in such public offering that such Permitted Holder has requested to be included, such Permitted Holder may elect to withdraw such Demand Registration Statement before the effective date of such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.04.

Section 2.02.         Limitations on Registrations.

(a)          Blackout Period. Notwithstanding the foregoing obligations, if the Company furnishes to the Participating Holders a certificate signed by the Company’s chief executive officer or chief financial officer (a “Blackout Certificate”) stating (x) that the filing, initial effectiveness or continued use of a Registration Statement would require, in the opinion of the Company’s external counsel, the Company to make a public disclosure of material non-public information that, in the good faith judgment of the Company’s board of directors (A) would (i) be required to be made in any Registration Statement so that such Registration Statement would not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, (ii) not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement and (iii) reasonably be expected to have a material adverse effect on a bona fide business or financing transaction, including a significant acquisition, corporate reorganization, or other similar transaction involving the Company; or (B) would render the Company unable to comply with requirements under the Securities Act or Exchange Act, then in each case of (A) and (B), the Company shall have the right to delay the filing or effectiveness, but not the preparation, of the Registration Statement, or suspend the offer or sale of Participating Shares thereunder to the extent such Registration Statement has been declared effective, in each case, for a period of not more than sixty (60) days after the date of the Blackout Certificate (a “Blackout Period”) and (y) the expected duration of such Blackout Period; provided, however, that the Company may invoke this right in any number of instances, but may not invoke this right for, in the aggregate, more than sixty (60) days during any twelve (12) month period; and provided, further, that the Company shall not register any securities for its own account or that of any other stockholder during such Blackout Period other than in connection with an Excluded Registration.

Upon receipt of a Blackout Certificate, each Participating Holder shall keep the fact of any such Blackout Certificate and its contents strictly confidential and, during any Blackout Period, promptly halt any offer, sale, trading or transfer by it of any Participating Shares pursuant to an effective Registration Statement for the duration of the Blackout Period set forth in such Blackout Certificate (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of any Prospectus covering any Participating Shares for the duration of the Blackout Period and, if so directed by the Company, shall deliver to the Company any copies then in its possession of any such Prospectus.

Upon the termination of a Blackout Period, the Company shall promptly cure the postponement and delay of the filing or effectiveness of any Registration Statement, and the offer or sale of Participating Shares thereunder.

(b)          Other Limitations on Demand Registration Statements. The Company shall not be obligated to effect, or to take any action to effect, a Demand Registration Statement pursuant to any Demand Notice in accordance with Section 2.01:

(i)          in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(ii)         after the Company has filed with the SEC three (3) Demand Registration Statements pursuant to Section 2.01 (counting for these purposes only Demand Registration Statements which have been declared or ordered effective and in respect of which all Participating Shares have been sold thereunder); or

(iii)        if the Company has filed with the SEC a Demand Registration Statement pursuant to Section 2.01 within the preceding six (6) months, and such Demand Registration Statement has been declared or ordered effective.

Section 2.03.         Registration Procedures.

(a)          Registration Procedures. In connection with a Registration Statement prepared pursuant to Section 2.01 pursuant to which Participating Shares will be offered and sold, the Company shall effect such registration to permit the sale of such Registrable Shares in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall cooperate in the facilitation of the resale of such Registrable Shares and shall use its reasonable best efforts to:

(i)          make, as promptly as practicable, all required filings with FINRA, and, if such Registration Statement is not automatically effective upon filing, use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable and to remain effective as provided herein; provided, however, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including free writing prospectuses under Rule 433 (each a “Free Writing Prospectus”)), the Company shall furnish or otherwise make available to the Participating Holders (who shall be permitted to furnish to their counsel and the managing underwriter(s), if any), draft copies of all such documents proposed to be filed (including exhibits thereto), which documents will be subject to the reasonable review and comment of such counsel, and such other documents reasonably requested by such counsel, including any comment letter from the SEC, and, if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such Registration Statement and each Prospectus included therein. The Participating Holders shall select one counsel to represent all such Participating Holders for purposes of this Agreement. The Company shall not file any such Registration Statement or Prospectus, or any amendments or supplements thereto (including Free Writing Prospectuses) to which Participating Holders or the managing underwriter(s), if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Company, such filing is necessary to comply with applicable law; provided, that the Company shall not be liable for any breach of or default under this Agreement arising as a result of the Company’s cooperation with this paragraph (i);

(ii)         prepare and file with the SEC as promptly as practicable such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith and such Free Writing Prospectuses and Exchange Act reports as may be necessary to keep such Registration Statement continuously effective during the Effective Period provided herein and comply in all material respects with the provisions of the Securities Act applicable to the Company with respect to the disposition of all securities covered by such Registration Statement; and cause the related Prospectus to be supplemented by any Prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act in each case, until such time as all of such securities have been disposed of in accordance with the intended method or methods of disposition set forth in such Registration Statement;

(iii)        cause all Participating Shares covered by such Registration Statement to be continually listed on NASDAQ or on the principal securities exchange or interdealer quotation system on which the Common Stock is then listed or quoted;

(iv)        notify promptly the Participating Holders after becoming aware of any of the events described in sub-clauses (A) through (F) of this paragraph (iv), to provide the Participating Holder copies of the relevant documentation (if requested), and in the case of sub-clauses (B) through (F), to provide the Participating Holders a reasonable opportunity to review and comment on the Company’s response thereto (if requested): (A) when such Registration Statement, or any related Prospectus or any Free Writing Prospectus or any amendment or supplement thereto has been filed, and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC or any other federal or U.S. state securities authority for amendments or supplements to such Registration Statement or the related Prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceedings for that purpose, (D) if at any time the Company has reason to believe that the representations and warranties of the Company contained in any agreement (including any underwriting agreement) contemplated by Section 2.03(a)(xii) below cease to be true and correct in any material respect, (E) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of such Participating Shares for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, and (F) during the Effective Period, of the happening of any event or the existence of any fact which makes any statement in such Registration Statement or related Prospectus, Free Writing Prospectus, amendment or supplement thereto, or any document incorporated or deemed to be incorporated therein by reference, as then in effect, untrue in any material respect or that requires the making of any changes in such Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (which notice shall notify the Participating Holders only of the occurrence of such an event or fact and shall provide no additional information regarding such event or fact to the extent such information would constitute material non-public information);

(v)         during the Effective Period, obtain the withdrawal of any stop order or other order enjoining or suspending the use or effectiveness of such Registration Statement or any post-effective amendment thereto or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Participating Shares for sale in any jurisdiction;

(vi)        if requested by the Participating Holders or the managing underwriter(s) of an underwritten offering, promptly include in a Prospectus supplement or post-effective amendment such information as the Participating Holders or such managing underwriter(s), as the case may be, may reasonably request in order to facilitate the disposition of the Participating Shares in accordance with the intended method or methods of distribution of such securities set forth in the Registration Statement and make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 2.03(a)(vi) that are not, in the opinion of external counsel for the Company, in compliance with applicable law;

(vii)       deliver promptly to the Participating Holders, upon written request therefor, copies of (A) material and non-sensitive correspondence between the SEC and the Company, including any comment and response letters with respect to such Registration Statement (but excluding any comment and response letters relating to any documents incorporated or deemed incorporated by reference into such Registration Statement) and (B) the Prospectus or Prospectuses (including each form of Prospectus) and each amendment or supplement thereto (including any Free Writing Prospectus) as such Persons may reasonably request from time to time in order to facilitate the disposition of the Participating Shares in accordance with the intended method or methods of disposition thereof; and the Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Participating Holders of Participating Shares and the underwriters, if any, in connection with the offering and sale of the Participating Shares covered by such Prospectus and any such amendment or supplement thereto;

(viii)      provide and cause to be maintained a transfer agent and registrar for all Participating Shares covered by such Registration Statement not later than the effective date of such Registration Statement;

(ix)         cooperate with the Participating Holders of Participating Shares and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Participating Shares to be sold under such Registration Statement in a form eligible for deposit with the Depository Trust Company and not subject to any stop transfer order with any transfer agent, and cause such Participating Shares to be issued in such denominations and registered in such names as instructed by the Participating Holder or the managing underwriter(s), if any;

(x)          to register or qualify or cooperate with the selling Participating Holders of Participating Shares, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Participating Shares for offer and sale under the securities or blue sky laws of such jurisdictions within the United States as any seller or underwriter reasonably requests in writing and to keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective and to take any other action that may be necessary or advisable to enable such Participating Holders of Participating Shares to consummate the disposition of such Participating Shares in such jurisdiction in accordance with the intended method or methods of disposition thereof; provided that nothing in this Section 2.03(a)(x) shall require the Company to (A) qualify to do business as a foreign corporation in any jurisdiction where it would not otherwise be required to be so qualified, (B) execute or file any general consent to service of process under the laws of any jurisdiction, (C) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of Participating Shares covered by a Registration Statement prepared pursuant to Section 2.01 in any jurisdiction where it is not already subject to service of process, or (D) subject itself to taxation in any jurisdiction where it would not otherwise be obligated to do so;

(xi)         upon the occurrence of any event contemplated by Section 2.03(a)(iv)(D) above, prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Participating Shares being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(xii)        in the case of any underwritten offering in which any Participating Holders participates, enter into, a customary underwriting agreement containing such provisions (including customary provisions for indemnification, lockups, opinions of counsel and comfort letters), in form reasonably satisfactory to the Company and outside legal counsel, and take all such other customary and reasonable actions as the managing underwriters of such offering may request in order to facilitate the disposition of such Participating Shares, including adding information requested by the managing underwriters to the Prospectus, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration, and make such customary and reasonable representations and warranties (in form reasonably satisfactory to the Company and outside counsel) to the holders of such Participating Shares and the underwriters, if any, with respect to the business of the Company and its material subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and, if true, confirm the same if and when requested;

(xiii)       in the case of any underwritten offering in which any Participating Holders participates, (A) make reasonably available, for inspection by the managing underwriters of such underwritten offering and one law firm acting for such managing underwriters, pertinent corporate documents and financial and other records of the Company and its subsidiaries and controlled Affiliates, (B) cause the Company’s officers and employees to supply information reasonably requested by such managing underwriters or law firm in connection with such offering, (C) make the Company’s independent auditor available for any such managing underwriters’ due diligence and use commercially reasonable efforts to have them provide customary comfort letters to such underwriters in connection therewith and to each Participating Holder selling Participating Shares in such offering (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession) and (D) cause the Company’s outside counsel to furnish customary legal opinions and updates thereof (which legal opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriter(s)) to such underwriters and to each Participating Holders selling Participating Shares in such offering in connection therewith (subject to delivery to outside counsel of each such Participating Holders’ representation that it is knowledgeable with respect to the due diligence review process that an underwriter would perform in connection with an offering of securities registered pursuant to the Securities Act), covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such counsel and underwriters; provided, however, that any such records and other information provided under clauses (A) and (B) above that is not generally publicly available shall be subject to such confidential treatment as is customary for underwriters’ due diligence reviews (provided that the foregoing shall not require the Company (a) to provide access to or otherwise make available or furnish any books, contracts or records if and to the extent the provision of such information would, in the advice of external counsel, violate a confidentiality, non-disclosure or other similar agreement of the Company in effect as of the date hereof, (b) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information would in the good faith judgment of the Company based on advice of counsel jeopardize any attorney-client, work product or other legal privilege or protection, or (d) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information would in the good faith judgment of the Company based on advice of counsel violate any applicable law);

(xiv)      in the case of any underwritten offering in which any Participating Holders participates, cause its management to use their reasonable best efforts to support the marketing of the Participating Shares covered by the Registration Statement (including participation in such number of “road shows” as the underwriter(s) reasonably request, and in any management diligence meetings or teleconferences as the managing underwriter or their counsel reasonably request); and

(xv)       cooperate with each seller of Participating Shares and each underwriter or agent participating in the disposition of such Participating Shares and their respective counsel in connection with any filings required to be made with the FINRA.

(b)          Updated Documents. In the event that the Company would be required, pursuant to Section 2.03(a)(iv)(F), to notify the Participating Holders of the happening of any event specified therein, the Company shall as promptly as practicable, prepare and furnish to the Participating Holders a reasonable number of copies of a Prospectus supplemented or amended so that, as thereafter delivered to purchasers of Participating Shares that have been registered pursuant to this Agreement, such Prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Participating Holder agrees that, upon receipt of any notice from the Company pursuant to Section 2.03(a)(iv)(F), it shall, and shall cause its sales or placement agent or agents for the Participating Shares to forthwith discontinue disposition of such Participating Shares pursuant to the Registration Statement until such Person shall have received copies of such amended or supplemented prospectus and, if so directed by the Company, to destroy all copies, other than permanent file copies, then in its possession of the Prospectus (prior to such amendment or supplement) covering such Participating Shares as soon as practicable after the Participating Holder’s receipt of such notice.

(c)          Required Information. The Company may request each Participating Holder to provide to the Company such written information regarding itself, all Registrable Shares held by it, and the intended method of disposition of such Registrable Shares, as set forth in Exhibit A (the “Required Information”). The Company may decline to take any action pursuant to this Agreement with respect to any Registrable Shares held by the Participating Holder (including filing or taking any action to cause to be effective a Demand Registration Statement or Shelf Takedown) if a Participating Holder shall have unreasonably failed to furnish the Required Information (with respect to such Participating Holder, all Registrable Shares held by it, and the intended method of disposition of such Registrable Shares), it being understood that the Participating Holder shall consult as appropriate with its own counsel and advisors in connection with the completion of the Required Information. For the avoidance of doubt, if the Participating Holder unreasonably fails to provide the Required Information (with respect to itself, all Registrable Shares held by it, and the intended method of disposition of such Registrable Shares) prior to the Demand Notice or Takedown Notice, as applicable, the Company may elect to exclude such Participating Holder’s Registrable Shares from such Demand Registration or Shelf Takedown, as applicable and in such case, the Company shall have no obligation to file or take any action to cause to be effective a Demand Registration Statement or Shelf Takedown with respect to any of such Participating Holder’s Registrable Shares.

(d)          Plan of Distribution. With respect to Demand Registration Statements, each Participating Holder shall furnish to the Company in writing such information regarding the Participating Holder’s intended method of distribution of the Participating Shares as the Company may from time to time reasonably request in writing, including to the extent that such information is required in order for the Company to comply with its obligations under all applicable securities and other laws and to ensure that the Prospectus relating to such Participating Shares conforms to the applicable requirements of the Securities Act and the rules and regulations thereunder.

(e)          Selection of Underwriters. If at any time or from time to time, the Participating Holders desire to sell Registrable Shares in an underwritten offering pursuant to a Shelf Takedown or Demand Registration Statement, the underwriters, including the managing underwriter, shall be selected by such Participating Holders after consultation with the Company.

(f)          Certain Additional Agreements. If any Registration Statement or comparable statement under state blue sky laws refers to any Participating Holder by name or otherwise as the Participating Holder of any securities of the Company and in such Participating Holder’s judgment, based on the advice of counsel, such Participating Holder might reasonably be deemed to be an underwriter or a controlling person of the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), then such Participating Holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such Participating Holder and the Company, to the effect that the holding by such Participating Holder of such securities is not to be construed as a recommendation by such Participating Holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Participating Holder will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such Participating Holder by name or otherwise is not in the judgment of the Company required by the Securities Act or any similar federal statute or any state blue sky or securities law then in force, the deletion of the reference to such Participating Holder.

Section 2.04.         Registration Expenses.

(a)          All fees and expenses incurred in the performance of or compliance with this Agreement by the Company including (i) all registration and filing fees (including fees and expenses (A) with respect to filings required to be made with the SEC, all applicable securities exchanges and/or FINRA, including any fees and disbursements of counsel for the underwriters in connection with any filings required to be made with FINRA and (B) of compliance with securities or blue sky laws, including any fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Participating Shares pursuant to Section 2.03(a)(x)), (ii) printing expenses (including expenses of printing certificates for Participating Shares in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses if the printing of Prospectuses is requested by the managing underwriter(s), if any, of an underwritten offering, or by the Participating Holders, (iii) messenger, telephone and delivery expenses of the Company, (iv) fees and disbursements of counsel for the Company, (v) expenses of the Company incurred in connection with any road show, and (vi) fees and disbursements of all independent registered public accounting firms referred to in Section 2.03(a)(xiii) hereof (including the expenses of any comfort letters required by this Agreement) and any other persons, including special experts retained by the Company, shall be borne by the Company whether or not any Registration Statement is filed or becomes effective (all such expenses, “Registration Expenses”); provided, that, in no event will the Company be obligated to pay, incur, reimburse or otherwise be liable for more than $100,000 of Registration Expenses (excluding for this purpose Registration Expenses described in clause (a)(iv) and clause (a)(vi) above) (the “Expense Cap”). In addition, the Company shall pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange on which similar securities issued by the Company are then listed and rating agency fees and the fees and expenses of any Person, including special experts, retained by the Company.

(b)          The Participating Holders shall pay all registration expenses (i) to the extent required to be paid by such Participating Holders under applicable law and all underwriting commissions and transfer and other taxes associated with the sale of Registrable Shares by such Participating Holders and (ii) in excess of the Expense Cap (excluding for this purpose Registration Expenses described in clause (a)(iv) and clause (a)(vi) above, which will be borne by the Company).

Section 2.05.         Indemnification; Contribution.

(a)          Company Indemnity of Participating Holders. The Company shall, and hereby agrees to, indemnify and hold harmless the Participating Holders, its controlling Persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), if any, and their respective shareholders, partners, members, managers, directors, officers and employees, from and against any losses, claims, damages, costs, fees (including reasonable attorney’s fees) or liabilities, actions or proceedings (whether commenced or threatened), judgments, fines, penalties and amounts paid in settlement in respect thereof (with the consent required hereby) and expenses (including reasonable fees of counsel) (collectively, “Claims”) to which each such indemnified person may become subject (and the Company will pay to a Participating Holder or other aforementioned indemnified person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any Claim as such expenses are incurred), insofar as such Claims, or actions or proceedings in respect thereof, are incurred, arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, or any preliminary or final Prospectus, offering circular, or other document (including any related Registration Statement, notification, or the like or Free Writing Prospectus or any amendment thereof or supplement thereto or any document incorporated by reference therein), (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in each case other than in the case of a Registration Statement in light of the circumstances in which they were made, not misleading or (iii) any violation or alleged violation by the Company (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; provided, that the Company shall not be liable to the Participating Holder in any such case to the extent that any such Claims arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, or preliminary or final Prospectus, or amendment or supplement thereto, in reliance upon and in conformity with the Required Information furnished to the Company by any Participating Holder with respect to any Participating Holder expressly for use therein, or any Participating Holder’s intended method of distribution, that is the subject of the untrue statement or omission, or if any Participating Holder sold securities to the Person alleging such Claims without sending or giving, at or prior to the written confirmation of such sale, a copy of the applicable Prospectus (excluding any documents incorporated by reference therein) or of the applicable Prospectus, as then amended or supplemented (excluding any documents incorporated by reference therein), if the Company had previously furnished copies thereof to the Participating Holder, and such Prospectus corrected such untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement.

(b)          Participating Holders Indemnity of Company. The Participating Holders shall, and each hereby agrees to, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, employees and controlling Persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), if any, from and against any Claims to which each such indemnified party may become subject, insofar as such Claims, or actions or proceedings in respect thereof, are incurred, arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, or any preliminary or final Prospectus, offering circular, or other document (including any related Registration Statement, notification, or the like or Free Writing Prospectus or any amendment thereof or supplement thereto or any document incorporated by reference therein) or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only with respect to the Required Information furnished to the Company by a Participating Holder expressly for use in the preparation of such Registration Statement or Prospectus or any amendment or supplement thereto; provided, that in no event shall any indemnity under this Section 2.05 exceed the net proceeds from the offering received by the respective Participating Holder unless such liability arises out of or is based on fraud or willful misconduct by such Participating Holder as finally determined by a court of competent jurisdiction.

(c)          Indemnity Procedures. Promptly after receipt by an indemnified party under Section 2.05(a) or Section 2.05(b) of written notice of the commencement of any action or proceeding for which indemnification under Section 2.05(a) or Section 2.05(b) may be requested, such indemnified party shall notify such indemnifying party in writing of the commencement of such action or proceeding; provided, however, that the delay or failure to so notify the indemnifying party shall not relieve the indemnifying party from any obligation or liability except to the extent that the indemnifying party has been materially prejudiced by such delay or failure. In case any such action or proceeding shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate therein and, to the extent that it shall determine, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party for any legal or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties) and the indemnifying party shall be liable for any expenses therefor (including, without limitation, any such reasonable counsel’s fees). If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for each indemnified party with respect to such claim. The indemnifying party will not be subject to any liability for any settlement made without its consent, which shall not be unreasonably withheld, conditioned or delayed. No indemnifying party shall, without the prior written consent of the indemnified party (which shall not be unreasonably withheld, conditioned or delayed), compromise or consent to entry of any judgment or enter into any settlement agreement with respect to any action or proceeding in respect of which indemnification is sought under Section 2.05(a) or Section 2.05(b) (whether or not the indemnified party is an actual or potential party thereto), unless such compromise, consent or settlement is solely for monetary damages and includes an unconditional release of the indemnified party from all liability in respect of such claim or litigation, and does not include a statement or admission of fault, culpability or a failure to act, by or on behalf of the indemnified party.

(d)          Contribution. The Participating Holders and the Company agree that if, for any reason, the indemnification provisions contemplated by Section 2.05(a) or Section 2.05(b) hereof are unavailable to or are insufficient to hold harmless an indemnified party in respect of any Claims referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Claims as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. If, however, the allocation in the first sentence of this Section 2.05(d) is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault, but also the relative benefits of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 2.05(d) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentences of this Section 2.05(d). Notwithstanding any of the foregoing, in no event shall any contribution by any Participating Holder under this Section 2.05(d), when combined with any amounts payable or paid by a Participating Holder under Section 2.05(b), exceed the net proceeds from the offering received by such Participating Holder, unless such liability arises out of or is based on fraud or willful misconduct by such Participating Holder. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)          Primacy of Indemnification. The Company hereby acknowledges that a Participating Holder may have certain rights to indemnification, advancement of expenses and/or insurance provided by certain of its Affiliates. The Company hereby agrees that (i) it is the indemnitor of first resort (i.e., its obligations to the Participating Holder are primary and any obligation of the Affiliates of such Participating Holder to advance expenses or to provide indemnification for the same Claims incurred by such Participating Holder are secondary to any such obligation of the Company) and (ii) that it shall be liable for the full amount of all Claims to the extent legally permitted and as required by the terms of this Agreement, without regard to any rights such Participating Holder may have against its Affiliates. No advancement or payment by an Affiliate of a Participating Holder with respect to any Claim for which indemnification has been sought from the Company hereunder shall affect the foregoing. The Affiliates of a Participating Holder shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery which such Participating Holder would have had against the Company if such Affiliate had not advanced or paid any amount to or on behalf of such Participating Holder.

Section 2.06.         Rule 144 Reporting. With a view to making available to the Holder or Participating Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Shares to the public without registration, the Company agrees to use its reasonable best efforts to:

(a)          make and keep current public information available, within the meaning of Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times that it is subject to the reporting requirements of the Exchange Act; and

(b)          file with the SEC, in a timely manner, all reports and other documents required under the Securities Act and Exchange Act (at all times that it is subject to such reporting requirements).

Section 2.07.         Grant of Registration Rights to Third Parties. Nothing in this Agreement shall limit the Company’s ability to grant to any third party, in its sole and absolute discretion, rights with respect to the registration of any securities issued or to be issued by the Company.

Article III

LOCK-UP

Section 3.01.         Lock-up Agreement.

(a)          Each Participating Holder hereby agrees, without the Company’s prior written consent, not to sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Registrable Shares during the 180-day period beginning on the Closing Date (the “Lock-Up Period”). The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restriction until the end of the Lock-Up Period.

(b)          Notwithstanding the foregoing, in compliance with the applicable securities laws and insider trading policies, the Participating Holders shall be permitted to:

(i)          engage in transactions relating to securities acquired in open market transactions after the Closing Date; and

(ii)         enter into any trading plan established pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for any sales or other dispositions of Registrable Shares during the Lock-Up Period and no public announcement or filing under the Exchange Act is made by or on behalf of such Participating Holder or the Company regarding the establishment of such plan.

(c)          Holder agrees that, except for any transfer of Consideration Shares by the Holder to a Permitted Transferee in accordance with and subject to the terms of this Agreement, it and any Permitted Transferees shall not, and shall cause their respective Affiliates not to, sell, transfer or otherwise dispose of any Consideration Shares at any time after the expiration of the Lock-Up Period except (i) pursuant to a registered public offering in accordance with Article II or (ii) pursuant to privately negotiated sales in transactions exempt from the registration requirements under the Securities Act to any Person, including Permitted Transferees; provided that, in the case of this clause (ii), as a condition to consummation of a privately negotiated sale to a Person (other than a Permitted Transferee) in excess of 1% of the Company’s Common Stock (or in excess of 5% of the Company’s Common Stock when taken together with all other privately negotiated sales by the Holder of 1% or less of the Company’s Common Stock during the preceding 12 month period), the Company shall have consented thereto in writing, which consent shall not be unreasonably withheld or delayed, but may be conditioned, including to require a transferee who would be the holder of 5% or more of the Company’s Common Stock following such transfer, to sign a joinder to this Agreement and/or the Stockholders Agreement.

Article IV

MISCELLANEOUS

Section 4.01.         Successors and Assigns; Permitted Transfers; Third Party Beneficiaries; Term. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Company and by the Participating Holders and their respective successors and permitted assigns, and no term or provision of this Agreement (other than Section 2.05) is for the benefit of, or intended to create any obligations to, any other Person. Notwithstanding anything in this Agreement to the contrary, so long as not prohibited by applicable law, the Holder shall be permitted to distribute or otherwise transfer its Registrable Shares to a Permitted Transferee. This Agreement shall not be assigned and no rights or obligations hereunder may be transferred by the Holder, except that (a) the Holder will be permitted to assign its rights and obligations under this Agreement to any Permitted Transferee solely in connection with Holder’s transfer of Registrable Shares to such Permitted Transferee as contemplated in the prior sentence and (b) Holder’s rights and obligations shall be automatically assigned to Permitted Transferees who then own the Holder’s shares in the event of dissolution of the Holder. This Agreement shall not be assigned and no rights or obligations hereunder may be transferred by any Permitted Transferee. The Holder shall provide to the Company written notice of an intended transfer of Shares to a Permitted Transferee at least ten (10) business days’ prior to the intended date of the transfer. This Agreement shall be binding upon a party hereto only upon the manual execution and delivery (which delivery may be by telecopy or facsimile or electronic mail) of a signature page to a counterpart hereto. This Agreement shall terminate and be of no further force or effect if the Share Purchase Agreement is terminated prior to the Closing.

Section 4.02.         Amendments; Waiver. This Agreement may be amended only by an agreement in writing executed by the Company and the Participating Holders representing at least a majority of the Consideration Shares. Any party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 4.03.         Notices. All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email, provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

if to the Company:

Albany Molecular Research, Inc.,

Att. Lori M. Henderson

Senior Vice President, General Counsel and Head of Business Development

200 West Street, 4th Floor, Waltham, MA 02451

Tel: (781) 672-4535

E-mail: lori.henderson@amriglobal.com

if to the Holder:	Lauro Cinquantasette S.p.A Via del Lauro, 7 - 20131 Milano Phone: +39-02-96953394 +39-02-8995221 Fax: +39-02-869522522 Attn: Chief Financial Officer

with a copy to (which shall not constitute notice):	Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Phone: (212) 909-6306 Fax: (212) 909-6836 Attn: Maurizio Levi-Minzi

if to a Permitted Transferee:	To such Permitted Transferee as provided in its joinder agreement

Section 4.04.         Governing Law; ICC Arbitration.

(a)          This Agreement and the rights and obligations hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the conflict of laws rules thereof.

(b)          Any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement or the transactions contemplated hereunder, including with respect to the formation, applicability, performance, breach, termination, validity or enforceability thereof, shall be fully and finally settled by arbitration. The arbitration shall be conducted by three arbitrators, in accordance with the Rules of Arbitration of the International Chamber of Commerce (“Rules”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York, New York, USA and it shall be conducted in English, provided that either party may submit testimony or documentary evidence in any language if it furnishes, upon the request of the other party, a translation into English of any such testimony or documentary evidence. The arbitrators shall determine questions of arbitrability and jurisdiction and shall be empowered to grant interim relief.

(c)          The arbitration award shall be final and binding on the parties. The parties undertake to carry out any award without delay and waive their right to any form of recourse based on grounds other than those contained in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 (the “New York Convention,” which shall govern the arbitration and enforcement of any arbitral award) insofar as such waiver can validly be made. The parties agree to the exclusive jurisdiction of the federal courts located in New York County, New York for purposes of enforcing this section, and any arbitral award, in accordance with the New York Convention. The parties agree to personal jurisdiction in said courts for such purposes and irrevocably waive any defense on the basis of forum non conveniens, lack of jurisdiction or improper venue in regard to any such proceedings brought in the federal courts located in New York County, New York.

(d)          The claimant shall nominate an arbitrator in its request for arbitration. The respondent shall nominate an arbitrator within thirty (30) days of the receipt of the request for arbitration. The two (2) arbitrators shall nominate a third arbitrator within thirty (30) days after the nomination of the second arbitrator. The third arbitrator shall act as chair of the tribunal. If any of the three (3) arbitrators is not nominated within the time prescribed above, then the International Court of Arbitration of the International Chamber of Commerce shall appoint that arbitrator.

(e)          In order to facilitate the comprehensive and efficient resolution of related disputes, and upon request of any party to the arbitration proceeding, the arbitration tribunal may consolidate the arbitration proceeding with any other arbitration proceeding relating to this Agreement or to the Share Purchase Agreement, Subscription Agreement or Stockholders Agreement. The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the two proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise.

(f)          Notwithstanding anything to the contrary in this Agreement, a party may make a request to a court of competent jurisdiction or pursuant to the Rules for interim or emergency measures necessary to preserve the party’s rights, including pre-arbitration attachments or injunctions. A request for such interim relief to a court shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate. Each of the parties hereto recognizes and agrees that money damages may be insufficient and, therefore, in the event of a breach or threatened breach of any provision of this Agreement the aggrieved party, in addition to any other remedy which may be available to such party at law or in equity, will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

(g)          All disputes under this Agreement shall be kept confidential. In any arbitration proceeding, the arbitrators shall take all measures necessary for the protection of Confidential Information. All proceedings and any award and any information obtained from another party in connection with the arbitration shall be deemed Confidential Information subject to Article 13 of the Share Purchase Agreement; provided that the parties further agree that such Confidential Information may be disclosed to the extent necessary to enforce any award or enforce this Agreement to arbitrate, provided, further, that the parties agree to take all reasonable measures to protect the confidentiality of the proceedings and the disclosure of any Confidential Information in connection therewith, including to file all papers under seal.

(h)          The arbitrators shall have the power to make an award allocating the costs and expenses of the arbitration between the parties, including reasonable legal fees and other costs of legal representation. Any award shall be determined and payable in Euros. For the avoidance of doubt, the remedies that may be awarded by the arbitrators hereunder are limited as specifically set forth in Section 6 of the Subscription Agreement.

Section 4.05.         Headings. The heading references herein are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 4.06.         Integration. This Agreement, the Share Purchase Agreement and the other transaction documents contemplated in the Share Purchase Agreement, including the Subscription Agreement and the Stockholders Agreement, constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof and thereof.

Section 4.07.         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 4.08.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

*         *         *

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

ALBANY MOLECULAR RESEARCH, INC.

By:	/s/ Lori Henderson
Name:	Lori Henderson
Title:	General Counsel, Senior Vice President and Secretary

[Signature Page to Registration Rights and Lock-Up Agreement]

LAURO CINQUANTASETTE S.P.A.

By:	/s/ Maurizio Bottinelli
Name:	Maurizio Bottinelli
Title:	Director

[Signature Page to Registration Rights and Lock-Up Agreement]

Exhibit A

Required Information

The attached questionnaire (the “Questionnaire”) is being furnished to you (the “Stockholder”) in connection with a registration statement (the “Registration Statement”) to register for public offering and resale the shares of Common Stock of Albany Molecular Research, Inc. (“AMRI”) issued by AMRI (the “Registrable Shares”) in connection with its acquisition of shares of Prime European Therapeuticals S.p.A. - Euticals (“Euticals”).

Rules of the Securities and Exchange Commission require information about the holders of Common Stock of AMRI to be included in the registration statement. In addition, rules of the Financial Industry Regulatory Authority also require that AMRI confirm certain matters relating to relationships that stockholders may have with registered broker-dealers regulated by FINRA. This Questionnaire requests information responsive to these requirements, and AMRI will rely on the information that each stockholder supplies in preparing the Registration Statement and related regulatory filings.

Please answer every question fully in accordance with the instructions in the Questionnaire. If you have questions about the Questionnaire, please contact Benjamin Seisler of AMRI at 518-512-2264 or Benjamin.Seisler@amriglobal.com.

Certain legal consequences arise from being named as a stockholder in the Registration Statement and the related prospectus, and you may wish to consult with your own lawyer about those consequences.

**********************

PLEASE COMPLETE, SIGN, DATE AND RETURN THE QUESTIONNAIRE NO LATER THAN [ ], [ ] TO:

Benjamin Seisler

Albany Molecular Research, Inc.

26 Corporate Circle

Albany, NY 12212
Benjamin.Seisler@amriglobal.com

A-1

Questionnaire

Please answer every question fully. If the answer to any question is “None” or “Not Applicable,” please so state in the space provided. If the space provided is insufficient, please attach additional sheets with your complete answer. If, after you have returned the Questionnaire, you learn of any inaccuracy in your responses or of information that would change your responses in any way, please contact Benjamin Seisler of AMRI at 518-512-2264 or Benjamin.Seisler@amriglobal.com.

Terms appearing in boldface have the meanings assigned to them in Schedule A to this Questionnaire.

****************

1.	(a)	Full Legal Name of Stockholder:

	(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Shares listed in Item 3, below, are held:

	(c)	Full Legal Name and Title of Persons with Investment/Voting Power of Stockholder Relating to the Registrable Shares:

2.	Mailing Address for Notices to Stockholder:

	Telephone:	Fax:

Contact Person:

Email:

Taxpayer I.D. # (SSN):

3.     Interest in AMRI

3.1           Indicate the number of shares of AMRI’s equity securities “beneficially owned” by you (including those attributable to you) as of the date you sign this Questionnaire, excluding shares of AMRI Common Stock received in exchange for your Euticals shares in AMRI’s acquisition of Euticals.

Number of Equity Securities and Class Beneficially Owned	Number of Equity Securities Registered in Your Name	Number of Equity Securities Owned of Record of which You Disclaim Beneficial Ownership

Common Stock:

3.2           Do you have the right (through conversion rights, exercise of options, warrants or similar rights, or termination or revocation of a trust or other discretionary account) to acquire “beneficial ownership” of shares of any AMRI equity securities within the 60 days following the date hereof (excluding shares of AMRI Common Stock received in exchange for your Euticals shares)? If yes, indicate the type of right, the number of shares covered by such right, whether the right is currently exercisable or, if not, when the right becomes exercisable.

No_____ Yes _____ (describe below)

Type of Right	Number of Shares or Securities Covered	Time Becomes Exercisable

4.          Relationship with AMRI.

Except as set forth below, neither the undersigned nor any of the undersigned’s “affiliates,” officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with AMRI (or its predecessors or affiliates) during the past three years. For purposes of this Item, please include information with respect to any position or office or other material relationship with AMRI that any of your “immediate family members” may have had during the relevant period.

State any exceptions:

5.	Are you (i) a “member” of the Financial Industry Regulatory Authority, or FINRA, (ii) an owner of stock or other securities of a “member” of FINRA, (iii) an “affiliate” of a “member” of FINRA, (iv) a “person associated with a member” or “associated person of a member” of FINRA, or (v) an “underwriter or related person” with respect to the proposed public offering?

No ____ Yes ____

If you answered yes, please describe the relationship:

6.	If your answer to Item 5 was yes, please indicate below information as to all of your purchases and acquisitions (including contracts for the purchase or acquisition) of any securities of the “issuer,” regardless of the time acquired or the source from which derived:

Seller or Prospective Seller	Amount and Nature of Securities	Price or Other Consideration	Date

7.	If your answer to Item 5 was yes, then in connection with your direct or indirect “affiliation” or “association” with a “member” of FINRA as set forth above in Item 5, please furnish the identity of such FINRA “member” and any information, if known, as to whether such FINRA “member” intends to “participate” in any capacity in the proposed public offering, including the details of such “participation.”

Description:

8.	Please indicate below information as to all sales and dispositions (including contracts for the sale or disposition) of any securities of the “issuer” during the last six months by you to any “underwriter or related person” with respect to the proposed public offering, “member” of FINRA, “affiliate of a member” of FINRA, “person associated with a member” or “associated person of a member” of FINRA:

Buyer or Prospective Buyer	Amount and Nature of Securities	Price or Other Consideration	Date

9.	If you have had during the last six months, or are to have within the next six months, any transaction of the character referred to in either Item 6 or 8 above, describe briefly the relationship, affiliation or association of both you and, if known, the other party or parties to any such transaction with any “underwriter or related person” with respect to the proposed offering. In any case where the purchaser (whether you or any such party) is known by you to be a member of a private investment group, such as a hedge fund or other group of purchasers, furnish, if known, the names of all persons comprising the group and their association with or relationship to any broker-dealer.

Description:

10.	Indicate below whether or not you have any information pertaining to any arrangement entered into since [Insert Date][NOTE: Should be the date that is 180 days prior] or that will be entered into at any time within 90 days following the date of commencement of sales in the offering providing for the receipt of any “item of value” from the “issuer” to any “underwriter or related person,” except for information regarding nonconvertible or non-exchangeable debt securities acquired or “derivative instruments” entered into for a “fair price” in the ordinary course of business in a transaction “unrelated to the public offering.”

☐ I know of no such information.

☐ I know of such information, which is described below.

Description:

[Remainder of page intentionally left blank]

The undersigned agrees to notify AMRI promptly of any inaccuracies or changes in the information provided herein that occur subsequent to the date hereof at any time while the Registration Statement is being prepared or is effective. All notices hereunder shall be made in writing to the attention of the persons specified at the address provided herein.

By signing below, the undersigned consents to inclusion of information contained in its answers to this Questionnaire in the Registration Statement and the related prospectus. The undersigned understands that AMRI will rely on the information provided by the Stockholder in this Questionnaire (or updates thereto) in connection with the preparation or any amendment or supplement of the Registration Statement and the related prospectus and any other related regulatory filings.

IN WITNESS WHEREOF, the undersigned hereby certifies that the foregoing answers to this Questionnaire are accurate and complete.

DATED: _____________ ____, 2016

Print Name:

Print Title (if applicable):